                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934, (Amendment No. _____)


Filed by the registrant  _____

Filed by a party other than the registrant   X
                                           -----
Check the appropriate box:

       Preliminary proxy statement
-----
_____ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
  X    Definitive proxy statement
-----
_____  Definitive additional materials
_____  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                              MARKET FACTS, INC.
                              ------------------
               (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

  X   No fee required
-----
      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
-----
      (1)  Title of each class of securities to which transaction applies:

      (2)  Aggregate number of securities to which transactions applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)  Proposed maximum aggregate value of transaction:

      (5)  Total fee paid:

      Fee paid previously with preliminary materials.
-----
      Check box if any part of the fee is offset as provided by Exchange Act ----- Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount previously paid:

      (2)  Form, schedule or registration statement number:

      (3)  Filing party:

      (4)  Date filed:

                              Market Facts, Inc.

                           3040 West Salt Creek Lane
                       Arlington Heights, Illinois 60005

                       ---------------------------------

                                   NOTICE OF

                                ANNUAL MEETING

                                      AND

                                PROXY STATEMENT

                       ---------------------------------



                        Annual Meeting of Stockholders


                                APRIL 28, 1997

                               MARKET FACTS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held April 28, 1997


To the Stockholders of Market Facts:

  Notice is hereby given that the Annual Meeting of Stockholders of Market Facts, Inc., a Delaware corporation, will be held at the Arlington Park Hilton Hotel, Euclid Avenue & Rohlwing Road in Arlington Heights, Illinois on Monday, April 28, 1997 at 10:30 A.M. for the following purposes:

  (1) To elect three (3) directors to serve for a term of three (3) years, each as specified in the proxy statement or until their successors are elected and qualify.

  (2) To consider and vote upon the Market Facts, Inc. 1996 Stock Plan.

  (3) To consider and vote upon a proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock to Fifteen Million (15,000,000).

  (4) To transact such other business as may properly come before the meeting.

  The Annual Report of the Company for the fiscal year ended December 31, 1996 accompanies this Notice.


                              By Order of the Board of Directors,





                              WESLEY S. WALTON
                              Secretary





Arlington Heights, Illinois
March 25, 1997




                                   IMPORTANT
  A proxy statement and proxy are submitted herewith. All stockholders are urged to complete and mail the proxy promptly. The enclosed envelope for return of proxy requires no postage if mailed in the U.S.A. Stockholders attending the meeting may personally vote on all matters which are considered, in which event the signed proxy is revoked. It is important that your stock be voted.

                          ---------------------------

                              MARKET FACTS, INC.
                                PROXY STATEMENT
                           3040 West Salt Creek Lane
                       Arlington Heights, Illinois 60005
                                (847) 590-7000

  This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Market Facts, Inc. (The "Company") for use at the Annual Meeting of Stockholders of the Company to be held on April 28, 1997 (the "Annual Meeting"). A stockholder may revoke a proxy at any time prior to the exercise of the powers therein granted. This may be done prior to the Annual Meeting by written revocation sent to the Secretary of the Company at the principal office of the Company, 3040 West Salt Creek Lane, Arlington Heights, Illinois 60005; or it may be done personally upon oral or written request at the Annual Meeting. All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited personally, by telephone or by facsimile. This Proxy Statement and proxy are being mailed on or about March 25, 1997 to all stockholders of record on March 3, 1997.

                               VOTING SECURITIES

  The Board of Directors has fixed the close of business on March 3, 1997 as the record date for the determination of the stockholders entitled to vote at the Annual Meeting and any adjournment thereof, notwithstanding any subsequent transfers of stock. The stock transfer books of the Company will not be closed.

  On March 3, 1997, there were outstanding 3,461,854 shares of Common Stock of the Company, each of which shares is entitled to one vote. All share and per share amounts relating to the Common Stock of the Company included in this Proxy Statement have been adjusted to give effect to the 100% stock dividend paid on December 13, 1996.

  The following table sets forth all persons known by the Board of Directors to be beneficial owners of more than five percent of the Company's Common Stock and Series B Preferred Stock outstanding as of March 3, 1997:


--------------------------------------------------------------------------------
     Name and Address            Number and Class of Shares and      Percent
    of Beneficial Owner        Nature of Beneficial Ownership/(1)/   of Class
--------------------------------------------------------------------------------
      Ned L. Sherwood                    1,268,666/(2)/              36.65%
    MFI Investors L.P.                   Common Stock
      54 Morris Lane
Scarsdale, New York  10583                 100/(2)/                    100%
                                   Series B Preferred Stock
-----------------------------------------------------------------------------
  CG Trust Company/(3)/
    525 West Monroe St.                    422,299                   12.20%
 Chicago, Illinois  60661                Common Stock
-----------------------------------------------------------------------------
     Sanford M. Schwartz
Market Facts--New York, Inc.               184,827/(4)/               5.34%
       New York, Inc.                    Common Stock
        902 Broadway
  New York, New York 10010
-----------------------------------------------------------------------------

_________________________

(1) The nature of beneficial ownership of securities is direct, and arises from sole voting and investment power, unless otherwise indicated by footnote.

(2) Shares are held of record by MFI Investors L.P., a Delaware limited Partnership (the "Partnership"), of which MFI Associates, Inc., a Delaware corporation, is the general partner (the "General Partner"). The General Partner has the sole voting and dispositive power over the Common Stock and Series B Preferred Stock held by the Partnership, and Mr. Sherwood has voting control over 65.14% of the outstanding voting securities of the General Partner. He may therefore be deemed to beneficially own all of such shares. Additional information regarding the Partnership, the General Partner and the Series B Preferred Stock is included under "Certain Transactions--Investment Agreement" and "Financial Advisory Agreement," on pages 10, 11 and 12 of this Proxy Statement. Pursuant to the terms of the Series B Preferred Stock, the Partnership has the right to elect three directors.

(3) CG Trust Company is a unit of Connecticut General Life Insurance Company, Hartford, CT, which was engaged by the Company in January 1997 as Trustee of the Market Facts, Inc., Profit Sharing and Retirement Plan ("Profit Sharing Plan") and the Market Facts Employee Stock Ownership Plan ("ESOP"). As of December 31, 1996, the Market Facts Stock Fund of the Company's Profit Sharing Plan held 226,993 shares of Common Stock for the benefit of Company employees and the ESOP held 195,306 shares.

(4) Includes 180,000 shares which are subject to the terms of a Restricted Stock Award. There were 200,000 shares awarded, which vest 10% each year over a ten-year period that commenced January 5, 1993. As of March 3, 1997, 100,000 of such shares had vested. Upon the termination of Dr. Schwartz's employment with the Company, any unvested shares will be forfeited and returned to the Company. A total of 1,045 shares are allocated to Dr. Schwartz under the ESOP and 3,782 shares are held for the benefit of Dr. Schwartz in the Market Facts Stock Fund of the Company's Profit Sharing Plan.

  Information regarding shares of Common Stock and Series B Preferred Stock of the Company beneficially owned by all directors and nominees, by all present directors and executive officers as a group, and by each Named Executive is included under "Information Respecting Nominees" and "Continuing Directors" on pages 4, 5 and 6 of this Proxy Statement.

                         ITEM 1.  ELECTION OF DIRECTORS

  At the Annual Meeting, three (3) directors of the Company will be elected.
The Company's Restated Certificate of Incorporation divides the Board of Directors, which presently consists of ten directors, into three classes, each having a term of three years. Three directors, Mr. Churchill, Dr. Wentworth and Dr. Predow, have been nominated by the Board of Directors to serve for a term of three years each. It is intended that the enclosed proxy shall be voted for the election of these three (3) nominees unless authority to do so is withheld. In the event any of said nominees shall cease to be a candidate for election for any reason, the proxy will be voted for a substitute nominee designated by the Board of Directors and for the remaining nominees so listed. The Board of Directors currently has no reason to believe that any nominee will be either unwilling or unable to serve as a director if elected. Any proxies given by stockholders cannot be voted for a greater number of persons than the number of nominees listed and identified.

INFORMATION RESPECTING NOMINEES

           Name              Age        Principal Occupation            Date First       Number and Class of Shares        % of
                                          or Employment for          Elected Director  Beneficially Owned 3/3/97/(1)/  Class Owned
                                           Last Five Years

----------------------------------------------------------------------------------------------------------------------------------
Verne B. Churchill            64   Chairman of the Board of           March 13, 1967        27,056/(2)/                      0.78%
                                   Directors of the Company; prior                         Common Stock
                                   thereto, Chairman and Chief
                                   Executive Officer of the Company.

----------------------------------------------------------------------------------------------------------------------------------
Karen E. Predow               48   Division Manager, Consumer      February 3, 1993             None                          0%
                                   Communications Services for
                                   AT&T, Basking Ridge, New Jersey
                                   since October, 1994; prior
                                   thereto, Vice President of The
                                   Chase Manhattan Bank, N.A., New
                                   New York, New York.
----------------------------------------------------------------------------------------------------------------------------------
Jack R. Wentworth             68   Professor and former Dean,       April 17, 1988                400                        0.01%
                                   Graduate School of Business,                                Common Stock
                                   Indiana University,
                                   Bloomington, Indiana./(3)/

----------------------------------------------------------------------------------------------------------------------------------
-------------------------

(1) The nature of beneficial ownership of securities is direct, and arises from sole voting and investment power, unless otherwise indicated by footnote.

(2) Includes 58 shares allocated to Mr. Churchill under the ESOP And 42 shares held for the Benefit of Mr. Churchill in the Market Facts Stock Fund of the Company's Profit Sharing Plan.

(3) Dr. Wentworth is also a director of Kimball International, Inc. and Lone Star Industries, Inc.

Continuing Directors Whose Terms of Office Expire in 1999/(1)/

Name                         Age       Principal Occupation           Date First        Number and Class of Shares        % of
                                         or Employment for         Elected Director   Beneficially Owned 3/3/97/(2)/   Class Owned
                                          Last Five Years

----------------------------------------------------------------------------------------------------------------------------------
Lawrence W. Labash            49   Senior Vice President of the    January 24, 1994        52,728/(3)/                       1.52%
                                   Company.                                              Common Stock

----------------------------------------------------------------------------------------------------------------------------------
Thomas H. Payne               51   President and Chief Executive   December 7, 1982        66,687/(4)/                       1.93%
                                   Officer of the Company since                          Common Stock
                                   1996; prior thereto, President
                                   and Chief Operating Officer of
                                   the Company.

----------------------------------------------------------------------------------------------------------------------------------
Sanford M. Schwartz           45   Executive Vice President of      October 28, 1992      184,827/(5)/                       5.34%
                                   the Company and President of                          Common Stock
                                   Market Facts--New York, Inc.
                                   since July, 1992; prior
                                   thereto, President of Elrick &
                                   Lavidge, a market research
                                   firm in New York, New York.

----------------------------------------------------------------------------------------------------------------------------------
Ned L. Sherwood               47  Managing partner of the 25 Fund    June 6, 1996         1,268,666/(7)/                    36.65%
                                  L.P., a New York-based investment                      Common Stock
                                  partnership of which Zaleski,
                                  Sherwood & Co., Inc. (a private                        100 Series B
                                  investment firm of which Mr.                           Preferred Stock                     100%
                                  Sherwood has been president since
                                  1985) is the general partner;
                                  and since June 1996 an officer and
                                  director of MFI Associates. Inc., a
                                  financial advisory services firm which
                                  provides services to the Company./(6)/




----------------------------------------------------------------------------------------------------------------------------------

_________________________

(1) Pursuant to the terms of the Company's Series B Preferred Stock, the Partnership presently has the right to elect three directors, one from the class of directors whose terms expire in 1999, and two from the class whose terms expire in 1998. See "Certain Transactions--Investment Agreement" on pages 10, 11 and 12 of this Proxy Statement.

(2) The nature of beneficial ownership of securities is direct, and arises from sole voting and investment power, unless otherwise indicated by footnote.

(3) Includes 6,600 shares with respect to which voting and investment powers are shared, 2,852 shares allocated to Mr. Labash under the esop and 20,088 shares held for his benefit in the Market Facts stock fund of the Company's Profit Sharing Plan.

(4) Includes 5,114 shares allocated to Mr. Payne under the ESOP and 12,459 shares held for his benefit in the Market Facts Stock Fund of the Company's Profit Sharing Plan.

(5) Includes 180,000 shares which are subject to the terms of a Restricted Stock Award. There were 200,000 shares awarded, which vest 10% each year over a ten-year period that commenced January 5, 1993. As of March 3, 1997, 100,000 of such shares had vested. Upon the termination of Dr. Schwartz's employment with the Company, any unvested shares will be forfeited and returned to the Company. a total of 1,045 shares are allocated to Dr. Schwartz under the ESOP and 3,782 shares are held for the benefit of Dr. Schwartz in the Market Facts Stock Fund of the Company's Profit Sharing Plan.

(6) Mr. Sherwood is also a director of Sun Television Appliances, Inc. Kaye Group, Inc. and Mazel Stores, Inc. Mr. Sherwood is a managing partner of the general partner of ZS Frankel's L.P., a Delaware limited partnership, which owns a controlling interest in IDL Holding Corp., formerly Frankel Enterprises, Inc., a Delaware corporation ("Holdings"), which owns Frankel's Home Furnishings, Inc., a New York corporation. In August 1993, Holdings filed a voluntary plan of reorganization under Chapter 11 of the United States Bankruptcy Code, which plan was confirmed in November of 1993. Additional information regarding MFI Associates, Inc. and Mr. Sherwood's election to the Board of Directors is included under "Certain Transactions--Investment Agreement" and "Financial Advisory Agreement," on pages 10, 11 and 12 of this Proxy Statement.

(7) Shares are held of record by MFI Investors L.P., a Delaware limited partnership (the "Partnership"), of which MFI Associates, Inc., a Delaware Corporation, is the general partner (the "General Partner"). The General Partner has the sole voting and dispositive power over the Common Stock and Series B Preferred Stock held by the Partnership, and Mr. Sherwood has voting control over 65.14% of the outstanding voting securities of the General Partner. He may therefore be deemed to beneficially own all of such shares.

Continuing Directors Whose Terms of Office Expire in 1998/(1)/


      Name            Age        Principal Occupation             Date First            Number and         % of
                                  or Employment for            Elected Director       Class of Shares      Class
                                   Last Five Years                                      Beneficially       Owned
                                                                                     Owned 3/3/97/(2)/
-----------------------------------------------------------------------------------------------------------------
William W. Boyd       70    Chairman of The Board of           January 24, 1994           3,600/(4)/       0S10%
                            Sterling Plumbing Group, Inc.,                             Common Stock
                            Rolling Meadows, Illinois
                            since 1992; prior thereto,
                            Chairman and Chief Executive
                            Officer./(3)/
-----------------------------------------------------------------------------------------------------------------
Henrik Falktoft       40    Since 1990, a partner of the       June 6, 1996                None             0%
                            ZS Fund L.P., a New York based
                            investment partnership; and
                            since June 1996, an officer
                            and director of MFI Associates,
                            Inc., a financial advisory
                            services firm which provides
                            services to the Company/(5)/
-----------------------------------------------------------------------------------------------------------------
Glenn W. Schmidt      54    Executive Vice President,          July 23, 1980            50,068/(6)/        1.45%
                            Assistant Secretary and                                    Common Stock
                            Assistant Treasurer of the
                            Company.
-----------------------------------------------------------------------------------------------------------------
All 24 Present Directors and Executive Officers as a Group                            2,090,604/(7)/      60.39%
                                                                                       Common Stock

                                                                                       100 Series B
                                                                                     Preferred Stock
                                                                                                           100%
-----------------------------------------------------------------------------------------------------------------

-------------------------

(1) Pursuant to the terms of the Series B Preferred Stock, the Partnership presently has the right to elect three directors, one from the class of directors whose terms expire in 1999, and two from the class whose terms expire in 1998. See "Certain Transactions--Investment Agreement" on pages 10, 11 and 12 of this Proxy Statement.

(2) The nature of beneficial ownership of securities is direct, and arises from sole voting and investment power, unless otherwise indicated by footnote.

(3) Mr. Boyd is a trustee of the SteinRoe Income Trust, the SteinRoe Investment Trust and the SteinRoe Municipal Trust. He also is Chairman of the Board of Trustees of Elmhurst College, as well as a director of Cummins-Allison Corp. and Kohler Company.

(4) The shares are held in the William W. Boyd Insurance Trust and the Janet S. Boyd Insurance Trust.

(5) Mr. Falktoft is also a director of Kaye Group, Inc. Additional information regarding the ZS Fund L.P., MFI Associates, Inc. and Mr. Falktoft's election to the Board of Directors is included under "Certain Transactions--Investment Agreement and Financial Advisory Agreement," on pages 10, 11 and 12 of this Proxy Statement.

(6) Includes 4,764 shares allocated to Mr. Schmidt under the ESOP and 10,272 shares held for his benefit in the Market Facts Stock Fund of the Company's Profit Sharing Plan.

(7) Includes 31,832 shares with respect to which voting and investment powers are shared, 38,536 shares allocated to executive officers under the ESOP and 101,264 shares held for the benefit of executive officers of the Company in the Market Facts Stock Fund of the Company's Profit Sharing Plan. Also includes 1,268,666 shares of Common Stock and 100 shares of Series B Preferred Stock held of record by the Partnership.

                    REMUNERATION OF NAMED EXECUTIVE OFFICERS

  The Summary Compensation Table which follows includes, for each of the fiscal years ended December 31, 1996, 1995, 1994, 1993 and 1992, individual compensation for services to the Company and its subsidiaries paid to: (i) the Chief Executive Officer and (ii) the four other most highly paid executive officers of the Company for 1996 (together the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                    Annual Compensation                       Long-Term               All Other
                                                                                             Compensation          Compensation/(3)/
                                                                                                Awards
------------------------------------------------------------------------------------------------------------------------------------
          Name and                      Year   Salary    Bonus           Other Annual      Restricted   Securities
     Principal Position                                                Compensation/(1)/      Stock     Underlying
                                                                                              Award       Options
                                                                                                       (Shares)/(2)/
------------------------------------------------------------------------------------------------------------------------------------
     Thomas H. Payne                    1996  $190,734  $200,000            $11,783              0         20,000             $6,509
                                        1995  $181,620  $105,000            $12,406              0              0             $5,207
    President, Chief                    1994  $172,964  $ 87,000            $11,863              0              0             $3,380
    Executive Officer                   1993  $166,244  $ 80,000            $ 6,825              0              0             $5,859
      and Director                      1992  $166,244  $ 34,000            $ 4,617              0         30,000             $    0
------------------------------------------------------------------------------------------------------------------------------------
   Verne B. Churchill                   1996  $216,400  $150,000            $ 4,984              0          6,000             $6,509
                                        1995  $206,100  $105,000            $ 6,568              0              0             $5,207
  Chairman of the Board                 1994  $196,300  $ 87,000            $ 6,085              0              0             $3,380
                                        1993  $188,656  $ 80,000            $ 4,557              0              0             $6,399
                                        1992  $188,656  $ 34,000            $ 4,897              0         12,000             $    0
------------------------------------------------------------------------------------------------------------------------------------
    Glenn W. Schmidt                    1996  $178,886  $120,000            $11,891              0         10,000             $6,509
                                        1995  $171,822  $ 75,000            $10,713              0              0             $5,207
Executive Vice President                1994  $163,684  $ 62,000            $12,594              0              0             $3,380
      and Director                      1993  $157,300  $ 56,000            $ 5,576              0              0             $5,478
                                        1992  $157,300  $ 30,000            $ 5,257              0         12,000             $    0
------------------------------------------------------------------------------------------------------------------------------------
   Sanford M. Schwartz                  1996  $200,236  $ 35,000            $10,800              0         10,000             $6,509
                                        1995  $181,254  $ 20,000            $ 9,600              0              0             $5,207
Executive Vice President,               1994  $182,130  $ 15,000            $10,831              0              0             $3,380
      President of                      1993  $175,032  $ 10,000            $ 1,227              0              0             $5,031
    Market Facts--New                   1992  $ 84,150  $      0            $     0  $475,000/(4)/              0             $    0
 York, Inc. and Director
------------------------------------------------------------------------------------------------------------------------------------
   Lawrence W. Labash                   1996  $147,000  $ 85,000            $12,214              0         10,000             $6,509
                                        1995  $121,400  $ 51,000            $ 5,031              0              0             $5,207
  Senior Vice President                 1994  $109,700  $ 47,000            $ 4,476              0              0             $3,380
      and Director                      1993  $100,800  $ 45,000            $ 4,265              0              0             $4,036
                                        1992  $ 90,160  $ 30,000            $ 4,939              0         10,000             $    0

------------------------------------------------------------------------------------------------------------------------------------

_________________________

(1) These amounts represent, for each of the Named Executives, transportation allowance payments or the value of his personal use of a Company car which is reported to the Internal Revenue Service as income, and quarterly reimbursements of interest paid on loans given to purchase Company stock. The total amount of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of total annual salary and bonus for any of the Named Executives for any year shown.

(2) The Options granted in 1996 were granted pursuant to the Company's 1996 Stock Plan (the "1996 Plan"), subject to stockholder approval at the Annual Meeting.

(3) These amounts represent, for each of the Named Executives, amounts contributed for their accounts pursuant to the Market Facts Profit Sharing Plan and the ESOP. Pursuant to the Profit Sharing Plan, the amounts credited to the Named Executives in 1996, 1995, 1994, 1993 and 1992, respectively, were as follows: Mr. Payne, $5,786, $4,797, $3,380, $2,779 and $0; Mr. Churchill,
$5,786, $4,797, $3,380, $3,049 and $0; Mr. Schmidt, $5,786, $4,797, $3,380,
$2,589 and $0; and Mr. Labash, $5,786, $4,797, $3,380, $2,154 and $0. Dr.
Schwartz was credited with $5,786 in 1996, $4,797 in 1995, $3,380 in 1994 and $2,365 in 1993.

     The Company made cash contributions to the ESOP in 1996 and 1995; shares of Company stock were contributed in 1993 and the Company did not make a contribution to the ESOP in 1992 and 1994. The equivalent shares that were contributed to the Named Executives in 1996, 1995, 1994, 1993 and 1992, respectively, were as follows: Mr. Payne, 47 shares, 64 shares, 0 shares, 926 shares and 0 shares; Mr. Churchill, 47 shares, 64 shares, 0 shares, 1016 shares and 0 shares; Mr. Schmidt, 47 shares, 64 shares, 0 shares, 862 shares and 0 shares; and Mr. Labash, 47 shares, 64 shares, 0 shares, 602 shares and 0 Shares. Dr. Schwartz received 47 shares in 1996, 64 shares in 1995, 0 shares in 1994 and 788 shares in 1993. based on the closing price per share as of December 31 of each such year ($18.00, $6.25, $4.00, $3.125 and $1.875, respectively), the value of the contributions to each Named Executive was as follows: Mr. Payne, $723, $410, $0, $2,894 and $0; Mr. Churchill, $723, $410, $0, $3,175 and $0; Mr.
Schmidt, $723, $410, $0, $2,694 and $0; and Mr. Labash, $723, $410, $0, $1,882
and $0. Dr. Schwartz received $723 in 1996, $410 in 1995, no contribution in 1994 and the value of his 1993 contribution was $2,463.

(4) On July 6, 1992, in connection with the commencement of his employment with the Company, Dr. Schwartz was awarded 200,000 shares of Common Stock, subject to a 10-year vesting schedule. The amount shown is the value of such shares based on the closing price at the time of the award. The shares vest at the rate of 10% each year, commencing January 5, 1993 and ending January 5, 2002. Prior to vesting, the shares are subject to restrictions on transfer and forfeiture, if Dr. Schwartz's employment with the Company should terminate. As of December 31, 1996, Dr. Schwartz held 180,000 of the 200,000 shares awarded, of which 100,000 shares are still subject to forfeiture. Such 180,000 shares have an aggregate value of $3,240,000, based on the closing price of the shares on December 31, 1996. Dr. Schwartz is entitled to receive dividends on the shares, whether or not they have vested. As of December 31, 1996, no shares of restricted stock were held by any of the other Named Executives.

STOCK OPTIONS

Option Grants In Last Fiscal Year

     Shown below is information on grants of nonqualified stock options during the fiscal year ended December 31, 1996, to the Named Executives which are reflected in the Summary Compensation Table on Page 7. These options were granted subject to stockholder approval of the 1996 Stock Plan at the Annual Meeting.

                       OPTION GRANTS IN LAST FISCAL YEAR

                             Individual Grants/(1)/                      Potential Realizable Value At Assumed Annual
               --------------------------------------------------              Rates of Stock Price Appreciation
                             % of Total                                                  for Option Term
               Number of      Options                                  ---------------------------------------------------
               Securities    Granted to                                          5%                           10%
               Underlying    Employees                                 ---------------------------------------------------
                Options          in        Exercise    Expiration        Stock        Dollar           Stock       Dollar
  Name          Granted      1996/(2)/    Price/(3)/      Date         Price/(4)/     Gains          Price/(4)/    Gains
--------------------------------------------------------------------------------------------------------------------------

  Payne          20,000        6.62%        $8.79       10/10/06         $14.32      $110,600          $22.80     $280,200
--------------------------------------------------------------------------------------------------------------------------
Churchill         6,000        1.99%        $8.79       10/10/06         $14.32      $ 33,180          $22.80     $ 84,060
--------------------------------------------------------------------------------------------------------------------------
 Schmidt         10,000        3.31%        $8.79       10/10/06         $14.32      $ 55,300          $22.80     $140,100
--------------------------------------------------------------------------------------------------------------------------
Schwartz         10,000        3.31%        $8.79       10/10/06         $14.32      $ 55,300          $22.80     $140,100
--------------------------------------------------------------------------------------------------------------------------
 Labash          10,000        3.31%        $8.79       10/10/06         $14.32      $ 55,300          $22.80     $140,100
--------------------------------------------------------------------------------------------------------------------------

-------------------------

(1) These Nonqualified Stock Options ("NSOs") were issued pursuant to the Company's 1996 Stock Plan (the "1996 Plan"), subject to stockholder approval of the 1996 Plan at the Annual Meeting, and may not be exercised until they vest. These NSOs vest 20% after 1 year, 40% after 2 years, 60% after 3 years, 80% after 4 years and 100% after 5 years, provided that on death or retirement under specified conditions, these NSOs may become fully vested at the discretion of the Committee.

(2)  Based on 302,000 options granted to all employees.

(3) Based on the average closing sale price of the Common Stock of the Company reported by Nasdaq as of the close of business on the three most recent trading days (excluding date of grant) on which actual sales occurred, as adjusted to reflect the 100% stock dividend paid on December 13, 1996.

(4) The share price represents the price of the Common Stock if the assumed annual rates of stock price appreciation are achieved.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

     Shown below is information with respect to option exercises during fiscal 1996 and unexercised options granted in fiscal 1996 subject to stockholder approval of the 1996 Stock Plan to the Named Executives, and held by them at December 31, 1996. Options shown as exercised were granted pursuant to the Company's 1982 Incentive Stock Option Plan (the "1982 Plan"), which has expired. No options remain outstanding under the 1982 Plan.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                              Number of Securities         Value of Unexercised
                   Shares        Value       Underlying Unexercised        In-the-Money Options
  Name           Acquired on    Realized       Options at 12/31/96              at 12/31/96
                  Exercise        ($)       Exercisable/unexercisable    Exercisable/unexercisable
--------------------------------------------------------------------------------------------------
  Payne            30,000       $123,750            0/20,000                    $0/$184,200
--------------------------------------------------------------------------------------------------
Churchill          12,000       $ 49,500             0/6,000                    $0/$ 55,260
--------------------------------------------------------------------------------------------------
 Schmidt           12,000       $ 49,500            0/10,000                    $0/$ 92,100
--------------------------------------------------------------------------------------------------
Schwartz                0       $      0            0/10,000                    $0/$ 92,100
--------------------------------------------------------------------------------------------------
 Labash            12,000       $ 41,250            0/10,000                    $0/$ 92,100
--------------------------------------------------------------------------------------------------

                             EMPLOYMENT AGREEMENTS

  In October 1994, Messrs. Churchill, Schmidt and Schwartz entered into employment agreements with the Company (the "1994 Agreements"). The 1994 Agreements have a three-year term of employment which commenced on October 5, 1994 and provide for a base annual salary for Messrs. Churchill, Schmidt and Schwartz, of $198,120, $165,204 and $183,820, respectively. Pursuant to the 1994 Agreements, if an officer dies prior to the expiration of the three-year term, payments thereunder will continue to be made to his beneficiary or estate through the remaining portion of the term.

  In October 1996, Messrs. Payne and Labash entered into Employment Agreements with the Company (the "1996 Agreements"). The 1996 Agreements commenced on October 28, 1996 and continue until terminated in accordance with their provisions. The 1996 Agreements provide for a base annual salary for Messrs. Payne and Labash of $192,504 and $156,000, respectively, and may be terminated by the Company without cause at any time, or by the officer upon sixty (60) days written notice. The Company furnishes life insurance coverage to the officers pursuant to the 1996 Agreements in an amount equal to one year's salary and bonus, and if a 1996 Agreement is terminated by the Company without cause, the officer shall be entitled to receive his base salary through the first anniversary of the date of the Company's notice of termination.

  Both the 1994 and the 1996 Agreements provide that employment terminates upon the officer's death, and may be terminated by the Company for cause, or upon the officer's disability, or by mutual agreement. In addition, such Agreements provide that the salaries thereunder may be adjusted upward to conform to alternations in the Company's compensation policy for officers. They also provide for reimbursement of expenses, the right to participate in the Company's benefit programs and eligibility for an annual bonus consistent with the provisions and goals set by the board of directors for each bonus year. Such Agreements contain confidentiality and noncompete restrictions during the term of employment and for a period of one year thereafter.

                              CERTAIN TRANSACTIONS

Investment Agreement

  On June 6, 1996, the Company entered into an Investment Agreement (the "Investment Agreement") among MFI Investors L.P. (the "Partnership"), MFI Associates, Inc., the sole general partner of the Partnership (the "General Partner") and the Company, whereby the partnership purchased from the Company a 10-year, 7% subordinated note in the principal amount of $8,250,000, convertible into 1,137,930 shares of Common Stock. Pursuant to the Investment Agreement, immediately prior to the purchase of the shares of Common Stock in the Company's Tender Offer in July 1996, the note was automatically converted into 1,137,930 shares of Common Stock at the rate of $7.25 per share (such amounts adjusted for the December 1996 stock dividend).

  The Company has been advised that the Partnership was formed for the purpose of making this investment in the Company pursuant to the Agreement of limited Partnership of the ZS Fund L.P., a New York investment group. Mr. Ned L. Sherwood, a director of the Company, has served as President of Zaleski, Sherwood & Co., Inc., a private investment firm which is the general partner of the ZS Fund I.P., since September 1985. Mr. Sherwood is an officer and director of the General Partner and has an interest as a limited partner of the Partnership. Mr. Henrik Falktoft, also a director of the Company, has been employed by the ZS Fund L.P. since September 1990. Mr. Falktoft is also an officer and director of the General Partner. Mr. Sherwood and Mr. Falktoft are two of the four voting stockholders of the General Partner.

  In connection with the Investment Agreement, the Company issued to the Partnership 100 shares of a new class of Series B Preferred Stock, no par value ("Series B Shares"), entitling the Partnership to elect three directors, subject to decrease if the Partnership's beneficial ownership of Company voting securities decreases. The Partnership also has certain rights to have one of the directors it elects appointed to each of the audit and compensation committees of the Board, and as long as any Series B Shares are outstanding, the Company shall not, without the consent of the Partnership, expand the Board of Directors to more than 11 directors. If the amount of voting securities of the Company beneficially owned by the Partnership should fall below 5%, or if there is a change of control of the Partnership, the Partnership's right to elect directors pursuant to the provisions of the Series B Shares terminates.

  The terms of the Series B Shares further provide that no director elected by the Partnership may be a competitor of the Company, and that as long as at least three members of the Board (other than those elected by the Partnership) are independent directors and the Partnership is entitled to elect three directors, one of the directors elected by the Partnership shall be an independent director.

  As of June 6, 1996, Messrs. Sherwood and Falktoft (the "Investor Directors") were elected by the Partnership to the Board of Directors of the Company.

  The Investment Agreement provides that as long as the Partnership has continuously owned a minimum amount of Company shares and meets certain other conditions, certain board actions will be subject to the approval of at least one director elected by the Partnership. In addition, the terms of the Series B Shares provide that without the affirmative vote of the Partnership as the holder of the outstanding Series B Shares, the Company shall not take any action at a meeting of the Board of Directors unless at least one director elected by the Partnership is present, or written notice of such meeting has been provided at least five days in advance of such meeting.

  With respect to the election or removal of directors other than those elected by the Partnership, the Investment Agreement provides that the shares held by the Partnership are to be voted proportionally in accordance with the vote of the Company's public stockholders.

  With respect to matters other than the election or removal of directors submitted to a vote of Company stockholders, the Partnership may vote 19.9% of the total combined voting power of all voting securities of the Company then outstanding according to its own discretion, and shall vote proportionally in accordance with the votes cast by the Company's public stockholders any of its shares in excess of 19.9%. In order to secure performance of these obligations, the Partnership delivered to the Company an Irrevocable Proxy authorizing the President of the Company to vote the Partnership's shares in accordance with the terms of the Investment Agreement.

  The total beneficial ownership of Company shares by the Partnership and certain persons associated therewith ("Standstill Persons") is not permitted at any time to exceed 37.5% of the total combined voting power of all voting securities then outstanding (the "Standstill Percentage"); provided that this provision will not be violated solely by reason of a reduction in the number of voting securities outstanding due to the repurchase of shares by the Company, unless and until the Standstill Persons shall become the beneficial owners of additional shares.

  The Investment Agreement contains certain other restrictions which are intended to have the effect of preventing the Partnership from taking control of the Company without the prior approval of a majority of the Board of Directors, including restrictions against participating in any tender offer or proposal to effect a business combination or similar transaction involving the Company, soliciting proxies and participating in any election contest involving the Company. The restrictions against proxy solicitations and proxy contests do not apply for any period that the Company does not meet predetermined operating income targets.

  The Investment Agreement also provides certain preemptive rights to the Partnership under certain circumstances if the Company should issue any equity securities and provides the Company with a right of first refusal under certain circumstances if the Partnership wishes to sell or transfer its shares.

  If the beneficial ownership of voting securities of the Standstill Persons should be less than 15% of the total combined voting power of all outstanding voting securities, the Partnership may terminate the provisions of the Investment Agreement that restrict their ability to take control of the Company and their voting of voting securities held by them, limit their beneficial ownership to the Standstill Percentage, and restrict their ability to transfer Voting Securities. In such event, however, the provisions of the Company's Rights Agreement would be triggered if the Standstill Persons were to once again beneficially own 20% or more of the Company's shares. Such a termination would also terminate the right of the Partnership to elect directors to the Board pursuant to the provisions of the Series B Shares, to have approval rights to certain board actions and to maintain their percentage ownership interest in the Company.

  Commencing 18 months after June 6, 1996, the date of the Investment Closing, the Partnership will have the right (no more frequently than once every 12 months and no more than three times in total) to cause the Company to file a registration statement for the registration of its shares and to cooperate with underwriters reasonably selected by the Partnership for the sale and distribution of such shares. In addition, if the Company shall at any time propose to file a registration statement relating to a firm commitment underwriting of shares for cash, the Partnership has the right to include its shares in such registration, except to the extent that the underwriters in such offering shall determine that such inclusion would have a material adverse effect on the successful distribution of shares by the Company.

  Unless otherwise agreed in writing by the Company in advance of any proposed transfer of voting securities or the occurrence of a change of control of the Partnership, the rights accruing to the Partnership to elect directors under the Series B Shares, to approve certain board actions, to maintain its percentage ownership and to demand to have its shares registered for sale shall not be transferred to any transferee of voting securities.

Financial Advisory Agreement

  In connection with the Investment Agreement, the Company has entered into a Financial Advisory Agreement whereby the General Partner will make available to the Company financial advisory services as requested from time to time, such services to include, without limitation, financial analysis and structuring strategies in connection with acquisition opportunities and other financing sources and opportunities. The Company will pay the General Partner a fee of $125,000 per annum until such time as the Partnership owns less than 15% of the outstanding shares of the Company, and $62,500 per annum if at any time the Partnership owns less than 15% of the outstanding shares, but more than 5%. any fees payable pursuant to the Financial Advisory Agreement are to be reduced by the amount of directors fees paid to Investor Directors who are not independent directors. This agreement will terminate upon the earliest to occur of 5 years following June 6, 1996, the first date that the Partnership owns less than 5% of the outstanding Shares, and a change of control of the Partnership without the Company's prior written consent.

Tender Offer

  Pursuant to the terms and conditions of the Company's self tender offer, Mr. Verne B. Churchill, the Company's Chairman of the Board, elected to tender, at $7.25 per share, 438 shares of Common Stock from his direct holdings, 5,716 shares of Common Stock from his ESOP account and 93,724 shares from his Profit Sharing Plan account. In addition, Mr. Churchill contributed 180,000 shares to a charitable trust, all of which shares were tendered to the Company in the tender offer. the shares tendered were purchased by the Company in July 1996. All amounts have been adjusted for the December 1996 stock dividend.

Employee Loans

  The Company provides loans to certain of its Executive Officers in the form of promissory notes and demand notes for the principle purpose of exercising stock options and purchasing stock of the Company. These loans bear interest at the prime rate quoted on a quarterly basis by Harris Trust and Savings Bank, Chicago, Illinois. The largest aggregate amount of the above indebtedness outstanding for any executive Officer which exceeded $60,000 from January 1, 1996 to the date of this proxy statement were as follows: Mr. Payne, $123,381; Mr. Churchill, $76,785 and Mr. Timothy J. Sullivan, Senior Vice President and Treasurer of the Company, $131,463. The outstanding principal balances of these loans as of the date of this Proxy Statement are as follows: Mr. Payne, $110,594; Mr. Churchill, $64,969 and Mr. Sullivan, $127,413.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     At the Compensation Committee's request, Mr. Payne and Mr. Churchill recommended 1996 bonuses for Messrs. Schmidt, Schwartz and Labash and Mr. Payne conferred with the committee regarding these recommendations.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee"), is currently composed of three non-executive directors: Jack R. Wentworth, Chairman, Karen Predow and Ned L. Sherwood. Dr. Wentworth and Dr. Predow served on the Committee throughout 1996. Mr. Sherwood was appointed to the Committee in June of 1996. During 1996, Mr. Wesley S. Walton, Secretary, was a member of the Committee until his resignation from the Board of Directors in May.

     The Committee is primarily responsible for establishing the compensation and benefits for each of the Named Executives. In addition, the Committee constitutes the "Plan Committee" responsible for the administration of the 1996 Stock Plan to be approved by the stockholders at the Annual Meeting. Accordingly, the Committee will have the right to select the individuals to receive awards under the 1996 Stock Plan and determine the amount of such awards. As described below, in October 1996, the Committee granted nonqualified stock options ("NSOS") to each of the Named Executives, subject to stockholder approval.

     The key components of the compensation program for the Named Executives in 1996 were base salary, an annual bonus and long-term incentives in the form of stock options.

     In March 1996, the Committee reviewed the salaries of the Named Executives and approved a 5% increase commencing March 1, 1996, for Messrs. Thomas H. Payne, Verne B. Churchill, Glenn W. Schmidt, Sanford M. Schwartz and Lawrence W. Labash. These increases were in line with those made for client service unit managers and were considered appropriate in light of the progress of the Company.

     In October 1996, the Committee granted NSOs to each of the Named Executives, subject to stockholder approval. The exercise price of the NSOS is $8.79, based on the average closing sale price of the Common Stock of the Company reported by Nasdaq as of the close of business on the three most recent trading days on which actual sales occurred prior to the grants. The NSOS vest in 20% increments over five years. in the event the stockholders fail to approve the 1996 stock plan, all such grants shall become null and void.

  The NSOs provide the Named Executives with the opportunity to purchase and maintain an equity interest in the Company, thereby aligning their interests with the interests of stockholders and motivating the Named Executives to maximize long-term stockholder value. The five-year vesting schedule of the NSOs is intended to encourage the Named Executives to remain with the Company on a long-term basis. The 1996 grants to each of the Named Executives were based on the continued improved financial results of the Company in 1996 and recommendations from senior management. The NSO award to Mr. Payne was determined solely by the Committee.

  In January 1997, at the Committee's request, Mr. Payne, Chief Executive Officer, and Mr. Churchill, Chairman of the Board, made bonus recommendations regarding the 1996 bonuses for Messrs. Schmidt, Schwartz and Labash, and Mr. Payne conferred with the Committee regarding the rationale for the recommendations. Thereafter, the Committee independently determined the 1996 bonuses for the Named Executives. It was the view of the Committee that each of these individuals made a material contribution to the Company's financial and operational growth during 1996.

  The Committee believed that Mr. Payne's 1996 bonus should be increased commensurately to the increased success of the Company as to revenue and earnings growth. Consequently, the $200,000 bonus was determined to be appropriate.

  The 1996 bonuses for Messrs. Churchill and Schmidt were also based on the continued improved financial results of the Company in 1996. Mr. Schmidt's bonus was also a reflection of his success in continuing to contain expenses and managing large-scale projects at a time when the Company was experiencing significant internal growth.

  When Dr. Schwartz joined the Company in July 1992, the Common Stock incentive award described in note (4) to the Summary Compensation Table above was negotiated. There was no agreed bonus or formula for a bonus in light of the incentive nature of the Common Stock award. Nonetheless, in the judgment of management and the Committee, because of the financial and operational results achieved within the managerial assignments of Dr. Schwartz, bonuses for Dr. Schwartz were deemed appropriate in past years, and in the judgment of management and the Committee, a $35,000 bonus for 1996 was deemed appropriate.

  Mr. Labash's bonus was based in large part on the Company's bonus policy applicable to all Client Service Unit Managers, such as Mr. Labash. Under this policy, each Client Service Unit receives a bonus pool equal to a percentage of gross revenue and an additional payment equal to a percentage of net margin (net margin being defined as gross margin less unallocated overhead salaries plus late job costs). The bonus pool for each unit manager under this policy is based upon the discretion of senior management, subject in the case of Mr. Labash to the judgment of the Committee.

 Effective January 1, 1994, the allowable deduction for federal income tax purposes of compensation paid by the Company to the Named Executives is $1,000,000 per executive per year. This limitation does not apply to compensation that is based upon the attainment of performance goals or paid pursuant to a written contract that was in effect on February 17, 1993. These limitations have not affected the Company's ability to deduct all taxable compensation paid to its Named Executives and is not expected to affect these deductions in the foreseeable future.

  Except as otherwise described above, the Committee's determinations regarding 1996 compensation were not subject to specific criteria but were based upon more general criteria as the Committee in its discretion considered to be relevant, including the Committee's perception of the individual's performance and the overall financial and earnings performance of the Company.


Jack R. Wentworth, Chairman
Karen Predow
Ned L. Sherwood

                            TOTAL RETURN COMPARISON

  The following graph sets forth a five-year comparison of cumulative total returns for: (i) the Company (which is traded on the Nasdaq/NMS); (ii) the Center for Research in Securities Prices ("CRSP") Index for Nasdaq Stock Market (U.S. Companies); and (iii) a Peer Group of companies listed on Nasdaq in 1996 that performs market research services (the "Peer Group"). In identifying the Peer Group, the Company reviewed a list of Nasdaq companies designated under the Standard Industrial Classification Code ("SIC Code") for "Business Consulting Service Companies" as well as companies listed under the SIC Codes for the subcategory "Commercial, Economic, Sociological, and Educational Research" included under the category entitled "Research, Development, and Testing Services" and the subcategory "Information Retrieval Services" included under the category "Computer Programming, Data Processing, and Other Computer Related Services". From the companies listed within one of these three SIC Codes, the Company selected those with business descriptions similar to that of the Company's for inclusion in the Peer Group. The Peer Group includes the following companies: American Business Information, Inc.; Find SVP, Inc.; M/A/R/C Group, Inc.; Market Facts, Inc.; NFO Research, Inc.; Opinion Research Corp.; and Total Research Corporation. All returns were calculated assuming dividend reinvestment and the returns of each company have been weighted according to market capitalization at the beginning of each period indicated.

               COMPARISON OF FIVE YEAR--CUMULATIVE TOTAL RETURNS

                   Performance Graph for Market Facts, Inc.

1050.00         _______ MARKET FACTS, INC.

 950.00         ___.___ NASDAQ Stock Market (U.S. Companies)

 850.00         ------- Self-Determined Peer Group

 750.00

 650.00         [GRAPH APPEARS HERE]

 550.00

 450.00

 350.00

 250.00

 150.00

  50.00




----------------------------------------------------------------------------------------------------
   SYMBOL      CRSP TOTAL RETURNS INDEX:  12/31/91  12/31/92  12/31/93  12/31/94  12/30/95  12/31/96
----------------------------------------------------------------------------------------------------
   _______     MARKET FACTS, INC.           100.0     100.7     189.2     232.1     375.8    1112.7

   ___-___     Nasdaq Stock Market......    100.0     116.4     133.6     130.6     184.7     227.2
               (U.S. Companies)

   -------     Peer Group                   100.0     144.2     124.8     149.8     234.2     282.4
----------------------------------------------------------------------------------------------------

   Notes:
   A. The lines represent annual index levels derived from compounded daily returns that include all dividends.

   B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

   C. If the annual interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

   D.    The index level for all series was set to 100.0 on 12/31/91.

                                    ITEM 2

              APPROVAL OF THE MARKET FACTS, INC. 1996 STOCK PLAN

  As of September 27, 1996, the Company's Board of Directors adopted, subject to stockholder approval, the Market Facts, Inc. 1996 Stock Plan (the "1996 Plan"). The purpose of the 1996 Plan is to provide officers, directors and key employees who have substantial responsibility for the direction and management of the Company with additional incentive to promote the success of the Company's business, to encourage such directors and key employees to remain in the service of the Company and to enable them to acquire proprietary interests in the Company. The following is a summary of the 1996 Plan. This summary, however, does not purport to be a complete description of the 1996 Plan. A copy of the 1996 Plan is attached to this Proxy Statement as Exhibit A.

  The 1996 Plan. The 1996 Plan would provide for the granting of awards of restricted stock ("Restricted Stock"), incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code (the "Code"), nonqualified stock options ("NSOs") and stock appreciation rights ("SARs") (awards of Restricted Stock, ISOs, NSOs and SARs are sometimes collectively referred to herein as "Awards"), and would permit a total of 500,000 shares of Common Stock to be awarded to Participants under the 1996 Plan in the form of ISOs, NSOs, Restricted Stock or any combination thereof. As of March 00, 1997, the closing sale price of the Common Stock was $00.00 per share as reported by Nasdaq.

  THE COMMITTEE. The committee administering the 1996 Plan (the "Committee") would from time to time grant Awards under the 1996 Plan to selected eligible directors and employees (the "Participants"), without payment by the Participant. the Committee shall be composed of two or more directors elected by the Board of Directors from time to time. In the absence of an election by the Board, the Committee shall mean the Compensation Committee of the Board. Members of the Committee will be eligible to receive awards under the 1996 Plan. Presently, approximately one hundred (100) employees and ten (10) directors are eligible to participate in the 1996 Plan.

  RESTRICTED STOCK AWARDS. The Committee may in its discretion, grant an award of Restricted Stock to any Participant under the Plan. Awards of Restricted Stock would be issued to Participants without any payment by them. Upon completion of a vesting period and the fulfillment of any required conditions, Restrictions upon the Restricted Stock would expire and new certificates representing unrestricted shares of Common Stock would be issued to the Participant. Generally, the Participant would have all of the rights of a stockholder of the Company with respect to his shares of Restricted Stock including, but not limited to, the right to vote such shares and the right to receive dividends payable with respect to the shares of Restricted Stock.

  INCENTIVE STOCK OPTIONS. The 1996 Plan would provide the Committee with the authority to grant ISOs to any key employee of the Company and to determine the terms and conditions of each grant, including without limitation, the number of shares subject to each ISO and the option period. The ISO exercise price would also be determined by the Committee and would not be less than the fair market value of the Common Stock on the date of grant. The exercise price would not be less than 110% of such fair market value and the exercise period would not exceed five years if the Participant was the holder of more than 10% of the Company's outstanding voting securities.

  NONQUALIFIED STOCK OPTIONS. The 1996 Plan would provide the Committee with the authority to grant NSOs to any Participant and to determine the terms and conditions of each grant, including the number of shares subject to each NSO, the option period and the option exercise price.

  OPTION PERIOD. Unless the Committee otherwise determines, the option period for both ISOs and NSOs will expire upon the earliest of: (i) ten years after grant, (ii) three months after termination of employment or service on the Board for any reason other than cause or death or total and permanent disability,
(iii) immediately upon termination of employment or service on the Board for cause, or (iv) 12 months after death or total and permanent disability.

  STOCK APPRECIATION RIGHTS. The Committee may, in its discretion, grant an SAR to any Participant. Sars granted by the Committee pursuant to the 1996 Plan may relate to and be associated with all or any part of a specific ISO or NSO. An SAR shall entitle the Participant to surrender any then exercisable portion of the SAR and, if applicable, the related ISO or NSO. In exchange, the Participant would receive from the Company an amount equal to the product of (i) the excess of the fair market value of a share of Common Stock on the date of surrender over the fair market value of the Common Stock on the date the SARs were issued, or, if the SARs are related to an ISO or an NSO, the per share exercise price under such option and (ii) the number of shares of Common Stock subject to such SAR, and, if applicable, the related option which is surrendered. SARS would be exercisable during a period established by the Committee and, if related to an iso or nso, shall terminate on the same date as the related option. upon exercise, Participants would be paid in shares of Common Stock or cash, as determined by the Committee.

  THE MANNER OF EXERCISE. The Committee may permit the exercise price for options granted under the 1996 Plan to be paid in cash or shares of Common Stock, including shares of Common Stock which the Participant received upon the exercise of one or more options. The Committee may also permit the option exercise price to be paid by the Participant's delivery of an election directing the Company to withhold shares of Common Stock from the Common Stock otherwise due upon exercise of the option or any method permitted by law.

  VESTING. Unless the Committee establishes a different vesting schedule at the time of grant, Awards generally vest 20% after one year, 40% after two years, 60% after three years, 80% after four years and 100% after five years. S Participant may not exercise an option or SAR or transfer shares of Restricted Stock until the Award has vested.

  Generally, if a Participant's employment with the Company or service on the Board is terminated due to retirement, death, disability or a change in control of the Company (as determined by the Committee), the Committee may, in its discretion, accelerate vesting. If a Participant's employment with or service to the Company is terminated for any other reason, any Awards that are not yet vested are forfeited.

  NONTRANSFERABILITY. Awards are not transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code; provided, however, that NSOs, SARs and Restricted Stock are transferable in the Committee's discretion after vesting. During a Participant's lifetime, his ISOs may be exercised only by him.

  WITHHOLDING TAX. The Company shall have the right to withhold in cash or shares of Common Stock with respect to any payments made to Participants, any taxes required by law to be withheld because of such payments.

  AMENDMENT; TERMINATION. The Board of Directors may amend the 1996 Plan at any time, but may not impair the rights of Participants with respect to any outstanding Awards without the consent of Participants.

  The 1996 Plan will terminate ten (10) years after its adoption by the Board of Directors; provided, however, that the Board of Directors may terminate the 1996 Plan at any time. Termination of the 1996 Plan will not affect the rights of Participants with respect to any Awards granted before the termination date.

  Awards. On October 10, 1996, the Committee granted a total of 302,000 nonqualified stock options to purchase Common Stock at an exercise price equal to $8.79 to 18 executive officers and 42 employees. On October 14, 1996, the Committee granted a total of 30,000 nonqualified stock options to purchase Common Stock at an exercise price equal to $8.835 to five non-executive directors. These awards of nonqualified stock options are subject to the approval of the 1996 Plan at the Annual Meeting. If the Company's stockholders fail to approve the 1996 Plan, any awards granted thereunder shall be null and void. The Committee has not determined the distribution of the remaining 168,000 shares which would be available upon stockholder approval of the 1996 Plan.

  The following table sets forth the number of nonqualified stock options which, subject to stockholder approval, will have been granted under the 1996 Plan to
(i) the Named Executives individually, (ii) all current executive officers, as a group, (iii) all directors who are not executive officers, as a group, and (iv) all employees who are not executive officers, as a group.

------------------------------------------------------------------------
                           NEW PLAN BENEFITS
                   MARKET FACTS, INC. 1996 STOCK PLAN
------------------------------------------------------------------------
           NAME AND POSITION              DOLLAR VALUE   NUMBER OF UNITS
------------------------------------------------------------------------
Thomas H. Payne                                (1)           20,000
President, Chief Executive Officer and
 Director
------------------------------------------------------------------------
Verne B. Churchill                             (1)            6,000
Chairman of the Board
------------------------------------------------------------------------
Glenn W. Schmidt                               (1)           10,000
Executive Vice President and Director
------------------------------------------------------------------------
Sanford M. Schwartz                            (1)           10,000
Executive Vice President, President of
 Market Facts--New York, Inc. and
 Director
------------------------------------------------------------------------
Lawrence W. Labash                             (1)           10,000
Senior Vice President and Director
------------------------------------------------------------------------
Executive Group                                (1)          154,000
------------------------------------------------------------------------
Non-Executive Director Group                   (1)           30,000
------------------------------------------------------------------------
Non-Executive Officer Employee Group           (1)          148,000
------------------------------------------------------------------------
-------------------------

(1) The exercise prices of the nonqualified stock options were based on the average closing sale price of the Common Stock of the Company reported by Nasdaq as of the close of business on the three most recent trading days (excluding the date of grant) on which actual sales occurred. The value of the options will depend upon the future performance of the Common Stock.

  Federal Tax Consequences-Incentive Stock Options. Provided a Participant is an employee of the Company during the period beginning on the date of grant of the ISO and ending on the day three months before the date of exercise, neither the grant nor the exercise of an ISO has an immediate tax consequence to the Participant or the Company. If subsequent to the exercise of an ISO the Participant does not dispose of the acquired Common Stock within two years after the date of the grant of the ISO, or within one year after the date of the transfer of the Common Stock to the Participant (the "Holding Period"), the Company is not entitled to a tax deduction, the Participant realizes no ordinary income, and any gain or loss that is realized on the subsequent sale or taxable exchange of the Common Stock is treated as a long-term capital gain or loss. Certain tax deductions and exclusions, known as "tax preference items," give rise to an "alternative minimum tax" enacted to recapture some of the tax savings provided by such tax preference items. The tax benefits associated with an ISO are tax preference items that may affect the alternative minimum tax that must be paid by certain high income individuals.

  If a Participant exercises an ISO and disposes of the acquired Common Stock before the end of the Holding Period, the Participant's and the Company's tax treatment will be the same as if the Participant had exercised an NSO (described below). Therefore, the Participant realizes ordinary income in an amount equal to the excess, if any, between the option price of the Common Stock and the fair market value of such Common Stock on the date of exercise. The Company is entitled to a corresponding tax deduction in the same amount and at the same time.

  FEDERAL TAX CONSEQUENCES-NONQUALIFIED STOCK OPTIONS. Generally, the recipient of an NSO realizes no taxable income at the time of grant. Similarly, the Company is not entitled to a deduction with respect to the grant of an NSO.

  Upon the exercise of an NSO, a Participant realizes income at ordinary income tax rates. The amount included in income is the excess of the fair market value of the Common Stock acquired (as of the date of exercise) over the exercise price. The Company is generally entitled to a corresponding deduction equal to this amount for the Company's taxable year that ends with or includes the end of the Participant's taxable year of income inclusion. The Company's deduction is only allowed, however, to the extent the amount is considered "reasonable compensation."

  A Participant's basis in the Common Stock acquired upon the exercise of an NSO will be the exercise price, plus any amount includable in the Participant's gross income upon the exercise of the NSO. The gain or loss realized by the Participant upon a subsequent sale or exchange of the shares will be a capital gain or loss.

  FEDERAL TAX CONSEQUENCES-RESTRICTED STOCK. Generally, because of the risk of forfeiture prior to vesting (and certain other restrictions that may be imposed by the Committee), no taxable income will be recognized by the Participant upon an award of Restricted Stock. However, a Participant may make an election under
Section 83(b) of the Code, within 30 days of the date of issuance of the Restricted Stock, to be taxed at the time of issuance. Any Participant who makes such an election recognizes ordinary income on the date of issuance of the Restricted Stock equal to its fair market value at that time. The Company is entitled to an equivalent deduction. No additional income would then be recognized by the Participant upon the lapse of restrictions on the Restricted Stock. Absent an election under Section 83(b) of the Code, a Participant does not recognize taxable income upon the award of Restricted Stock. Rather, the Participant is deemed to receive ordinary income at the time the restrictions on the Restricted Stock lapse. The amount of the Participant's taxable income is equal to the fair market value of the unrestricted stock, less any amount paid by the Participant for the Restricted Stock. The Company is entitled to a corresponding deduction at such time for the same amount.

  Unless an election under Code Section 83(b) is made, dividends paid to a Participant while the Restricted Stock remains subject to restrictions are treated as compensation for federal income tax purposes. Any dividends paid on the Restricted Stock subsequent to an election under Code Section 83(b) are treated as dividend income, rather than compensation, for federal income tax purposes.

                             BOARD RECOMMENDATION

  Assuming a quorum is present, the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon is required to adopt the 1996 Plan.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR ADOPTION OF THE 1996 PLAN.

                                    ITEM 3

                 PROPOSED AMENDMENT TO THE COMPANY'S RESTATED
                         CERTIFICATE OF INCORPORATION

  The Company's Board of Directors has proposed and recommended the adoption of an amendment to the Company's Restated Certificate of Incorporation which would increase the number of authorized shares of Common Stock from 5,000,000 to 15,000,000. This amendment will not increase or otherwise affect the 100 shares of Series B Preferred Stock held by MFI Investors L.P. or the 499,900 shares of preferred stock which may be issued by the Company. The Board directed that the proposed amendment be submitted to a vote of the Company's stockholders.

  Of the 5,000,000 shares of Common Stock currently authorized, as of March 3, 1997, 3,461,854 shares were issued and outstanding. As of the same date, 1,021,275 shares were held in the Company's treasury, and there were 516,871 shares authorized but unissued. In addition, the Company's 1996 Stock Plan reserves for issuance 500,000 shares of Common Stock.

  The Board of Directors believes that the Company may not have sufficient uncommitted shares for use in future transactions involving the issuance of shares of the Company's Common Stock. The additional shares of Common Stock, if so authorized, could be used at the discretion of the Board of Directors without any further action by the stockholders, except as required by applicable law or regulation, in connection with public offerings, acquisitions, stock dividends or splits, financings, the satisfaction of obligations under existing or future employee benefit plans, and other corporate purposes.

  The Company periodically engages in ongoing evaluations of and discussions with third parties regarding possible acquisitions, and from time to time considers other plans or commitments that would involve the issuance of additional shares of Common Stock. Shares of Common Stock will be issued only upon a determination by the Board of Directors that a proposed issuance is in the best interests of the Company. The issuance of additional shares of Common Stock may cause a dilution in the equity and earnings of the present stockholders.

  The issuance of additional shares of Common Stock of the Company might dilute the percentage of stock ownership of persons seeking to acquire a given fraction of the Company's outstanding stock, and in this respect, may be considered to have an anti-takeover effect. Such uses of the Common Stock could limit or preclude the participation of the Company's stockholders in certain types of transactions in which stockholders might receive, for at least some of their shares, a substantial premium above the market price at the time a tender offer or other acquisition transaction is made, and could enhance the ability of present Company management to retain their positions, whether or not removal of such management is considered to be beneficial to the stockholders. The Board of Directors of the Company has no current intention to use the Common Stock for any such purpose and is unaware of any specific effort to obtain control of the Company.

  If the amendment is adopted by the stockholders, the first paragraph of Article FOURTH of the Company's Restated Certificate of Incorporation will read as follows:

    "FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is 15,500,000 shares, of which 500,000 shares shall be Preferred Stock of no par value (hereinafter called "Preferred Stock"), and 15,000,000 shares shall be Common Stock of the par value of $1.00 per share (hereinafter called "Common Stock")."

  Proxies will be voted for or against approval of the amendment to the Company's Restated Certificate of Incorporation in accordance with the specifications marked thereon, and will be voted in favor of approval if no specification is made. Assuming a quorum is present, approval of the amendment increasing the number of authorized shares of Common Stock requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding and entitled to vote thereon.


   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE
                             PROPOSED AMENDMENT.

                                 VOTE REQUIRED

  Presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Assuming a quorum is present, the affirmative vote by the holders of a plurality of the shares represented and entitled to vote will be required to act on the election of directors, and the affirmative vote by the holders of a majority of the shares outstanding and entitled to vote is required to approve the proposed amendment to the Company's Restated Certificate of Incorporation. The affirmative vote by the holders of a majority of the shares represented and entitled to vote will be required to adopt the Market Facts, Inc. 1996 Stock Plan, and to act on all other matters to come before the Annual Meeting. A broker non-vote is not counted in determining voting results. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's shares will not be voted on such matter. Thus, an abstention from voting on a matter has the same legal effect as a vote "AGAINST" the matter.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  Since December of 1990, the Company has engaged the firm of KPMG Peat Marwick LLP as its independent public accountants. A representative from this firm will be present at the Annual Meeting of Stockholders, and will be available to respond to appropriate questions from the stockholders if the need arises, or make a statement if the representative desires to do so. This firm has been engaged as the Company's independent public accountants for 1997.

                     BOARD OF DIRECTORS AND COMMITTEE DATA

  During 1996, seven Board meetings were held. All directors of the Company attended all of the Board meetings held during the year with the exception of Mr. Boyd, who attended five of the meetings.

  The Board of Directors does not have a standing nominating committee. Its Audit Committee, which held two meetings during 1996, consisted of Mr. Boyd as Chairman, Dr. Wentworth and Mr. Schmidt. All three members of this committee attended both meetings. The duties of the Audit Committee are to advise the Company on its engagement of independent public accountants, and to review all reports of the Company's audit performed by its independent public accountants.

  The Compensation Committee currently consists of Dr. Wentworth as Chairman, and Dr. Predow and Mr. Sherwood. Mr. Sherwood was appointed to the Compensation Committee in June of 1996, following Mr. Wesley S. Walton's resignation in May of 1996. The functions performed by the Compensation Committee are to establish the compensation and benefits for each of the Named Executives and to administer the 1996 Stock Plan. The Compensation Committee held two meetings in 1996, and all members of this committee, at the respective meeting dates, attended each meeting.

  Prior to April 1996, the Company had an arrangement whereby directors who are not officers and employees of the Company each received an attendance fee of $3,000 for each meeting at which they were present. Such directors who are members of the Audit or Compensation Committee received an additional $1,500 for each meeting of the Audit and/or Compensation Committees at which they were present. Effective April 1996, the attendance fee for non-employee directors was increased to $4,000 per meeting and the attendance fee for committee meetings was increased to $2,000 per committee meeting. Directors who are also officers and employees of the Company, as well as employees of the ZS Fund L.P., are not paid for their services as directors as such, nor for their attendance at board or committee meetings. No director received more than the standard arrangement for services as a director during the last fiscal year.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of the Company's Common Stock to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission (the "Commission"). Specific due dates for these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates during 1996. All of these filing requirements were satisfied except that Ms. Janith P. Fuller, a Senior Vice President of the Company, filed one late report covering one transaction in the Company's Profit Sharing Plan. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports they have filed with the Commission.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be included in the Company's proxy statement and form of proxy relating to, and to be presented at, the Annual Meeting of Stockholders of the Company to be held in 1998, must be received by the Company on or before November 25, 1997.

                                 OTHER MATTERS

  The Board of Directors is not aware of any matters that will come before the meeting other than the matters described herein. However, if other matters do properly come before the meeting, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

  Stockholders who do not expect to attend the meeting in person are urged to indicate their choices and sign, date and return the enclosed proxy as soon as possible.

                      By Order of the Board of Directors,



               Verne B. Churchill     Thomas H. Payne
               Chairman,              President and
               Board of Directors     Chief Executive Officer



Arlington Heights, Illinois
March 25, 1997


--------------------------------------------------------------------------------
 MARKET FACTS WILL BE PLEASED TO MAKE ITS ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE, UPON REQUEST IN WRITING TO THE CORPORATE ASSISTANT SECRETARY.
--------------------------------------------------------------------------------

                                   EXHIBIT A
                                   ---------

                      MARKET FACTS, INC. 1996 STOCK PLAN
                      ----------------------------------

  1.  Preamble.
      ---------

      Market Facts, Inc., a Delaware corporation (the "Company"), hereby establishes the Market Facts, Inc. 1996 Stock Plan (the "Plan") as a means whereby the Company may, through awards of (i) incentive stock options ("ISOs") within the meaning of Section 422 of the Code, (ii) non-qualified stock options ("NSOs"), (iii) stock appreciation rights ("SARs"), and (iv) restricted stock ("Restricted Stock"):

      (a) provide officers, directors and key employees who have substantial responsibility for the direction and management of the Company with additional incentive to promote the success of the Company's business;

      (b) encourage such persons to remain in the service of the Company; and

      (c) enable such persons to acquire proprietary interests in the Company.

      The provisions of this Plan do not apply to or affect any option, stock, stock appreciation right, restricted stock or phantom stock heretofore or hereafter granted under any other stock plan of the Company, and all such options, stock, stock appreciation rights, restricted stock or phantom stock shall be governed by and subject to the applicable provisions of the plan under which they were or will be granted.

  2.  Definitions and Rules of Construction.
      --------------------------------------

      2.01 "Award" means the grant of Options, SARs and/or Restricted Stock to a Participant.

      2.02 "Award Date" means the date upon which an Option, SAR or Restricted Stock is awarded to a Participant under the Plan.

      2.03 "Board" or "Board of Directors" means the board of directors of the Company.

      2.04 "Code" means the Internal Revenue Code of 1986, as amended from time to time or any successor thereto.

      2.05 "Committee" means two (2) or more directors elected by the Board of Directors from time to time; provided, however, that in the absence of an election by the Board, the Committee shall mean the Compensation Committee of the Board of Directors.

      2.06 "Common Stock" means the common stock of the Company, par value $1.00 per share.

      2.07 "Company" means Market Facts, Inc., a Delaware corporation, and any successor thereto.

      2.08 "Exchange Act" shall mean the Securities Exchange Act of 1934, as it exists now or from time to time may hereafter be amended.

      2.09 "Fair Market Value" as of any date means the average closing sale price for the Common Stock as of the close of business on the three most recent trading days (including such date) on which actual sales occurred (as reported by the Nasdaq Stock Market System or any securities exchange or automated quotation system of a registered securities association on which the Common Stock is then traded or quoted).

      2.10 "ISO" means incentive stock options within the meaning of Section 422 of the Code.

      2.11 "NSO" means non-qualified stock options, which are not intended to qualify under Section 422 of the Code.

      2.12 "Option" means the right of a Participant, whether granted as an ISO or an NSO, to purchase a specified number of shares of Common Stock, subject to the terms and conditions of the Plan.

      2.13 "Option Price" means the price per share of Common Stock at which an Option may be exercised.

      2.14 "Participant" means an individual to whom an Award has been granted under the Plan.

      2.15 "Plan" means the Market Facts, Inc. 1996 Stock Plan, as set forth herein and from time to time amended.

      2.16 "Restricted Stock" means the Common Stock awarded to a Participant pursuant to Section 8 of this Plan.

      2.17 "SAR" means a stock appreciation right issued to a Participant pursuant to Section 9 of this Plan.

      2.18 "Subsidiary" means any entity of which the Company owns or controls more than 50 percent of (i) the outstanding capital stock, or (ii) the combined voting power of all classes of stock.

      2.19    Rules of Construction:

      2.19.1 Governing Law. The construction and operation of this Plan are governed by the laws of the State of Illinois.

      2.19.2 Undefined Terms. Unless the context requires another meaning, any term not specifically defined in this Plan is used in the sense given to it by the Code.

      2.19.3 Headings. All headings in this Plan are for reference only and are not to be utilized in construing the Plan.

      2.19.4 Conformity with Section 422. Any ISOs issued under this Plan are intended to qualify as incentive stock options described in Section 422 of the Code, and all provisions of the Plan relating to ISOs shall be construed in conformity with this intention. Any NSOs issued under this Plan are not intended to qualify as incentive stock options described in Section 422 of the Code, and all provisions of the Plan relating to NSOs shall be construed in conformity with this intention.

      2.19.5 Gender. Unless clearly inappropriate, all nouns of whatever gender refer indifferently to persons or objects of any gender.

      2.19.6 Singular and Plural. Unless clearly inappropriate, singular terms refer also to the plural and vice versa.

      2.19.7 Severability. If any provision of this Plan is determined to be illegal or invalid for any reason, the remaining provisions are to continue in full force and effect and to be construed and enforced as if the illegal or invalid provision did not exist, unless the continuance of the Plan in such circumstances is not consistent with its purposes.

  3.  Stock Subject to the Plan.

      Except as otherwise provided in Section 12, the aggregate number of shares of Common Stock that may be issued under Options or as Restricted Stock through this Plan may not exceed Two Hundred Fifty Thousand (250,000) shares. Reserved shares may be either authorized but unissued shares or treasury shares, in the Board's discretion. If any Awards of Options and Restricted Stock hereunder shall terminate or expire, as to any number of shares, new Options and Restricted Stock may thereafter be awarded with respect to such shares.

  4.  Administration.

      The Committee shall administer the Plan. All determinations of the Committee are made by a majority vote of its members. The Committee's determinations are final and binding on all Participants. In addition to any other powers set forth in this Plan, the Committee has the following powers:

      (a) to construe and interpret the Plan;

      (b) to establish, amend and rescind appropriate rules and regulations relating to the Plan;

      (c) subject to the terms of the Plan, to select the individuals who will receive Awards, the times when they will receive them, the number of Options, Restricted Stock and/or SARs to be subject to each Award, the Option Price, the vesting schedule (including any performance targets to be achieved in connection with the vesting of any Award), the expiration date applicable to each Award and other terms and provisions and restrictions of the Awards (which need not be identical) and to amend or modify any of the terms of outstanding Awards;

      (d) to contest on behalf of the Company or Participants, at the expense of the Company, any ruling or decision on any matter relating to the Plan or to any Awards;

      (e) generally, to administer the Plan, and to take all such steps and make all such determinations in connection with the Plan and the Awards granted thereunder as it may deem necessary or advisable; and

      (f) to determine the form in which tax withholding under Section 15 of this Plan will be made (i.e., cash, Common Stock or a combination thereof).

  5.  Eligible Participants.

      Present and future directors, officers and key employees of the Company shall be eligible to participate in the Plan. The Committee from time to time shall select those officers, directors and key employees of the Company and any Subsidiary or affiliate of the Company who shall be designated as Participants and shall designate in accordance with the terms of the Plan the number, if any, of ISOs, NSOs, SARs and shares of Restricted Stock or any combination thereof, to be awarded to each Participant.

  6.  Terms and Conditions of Non-Qualified Stock Options.

      Subject to the terms of the Plan, the Committee, in its discretion, may award an NSO to any Participant. Each NSO shall be evidenced by an agreement, in such form as is approved by the Committee, and except as otherwise provided by the Committee in such agreement, each NSO shall be subject to the following express terms and conditions, and to such other terms and conditions, not inconsistent with the Plan, as the Committee may deem appropriate:

      6.01 Option Period. Each NSO will expire as of the earliest of:

           (i)    the date on which it is forfeited under the provisions of
                  Section 11.1;

           (ii)   ten (10) years from the Award Date;

           (iii) three (3) months after the Participant's termination of employment with the Company and its parent and Subsidiaries or service on the Board for any reason other than for cause or death or total and permanent disability;

           (iv) immediately upon the Participant's termination of employment with the Company and its parent and Subsidiaries or service on the Board for cause;

           (v) twelve (12) months after the Participant's death or total and permanent disability; or

           (vi) any other date specified by the Committee when the NSO is granted.

      6.02 Option Price. At the time granted, the Committee shall determine the Option Price of any NSO, and in the absence of such determination, the Option Price shall be One Hundred percent (100%) of the Fair Market Value of the Common Stock subject to the NSO on the Award Date.

      6.03 Vesting. Unless otherwise determined by the Committee and set forth in the Award agreement, NSO Awards shall vest in accordance with Section 11.1; provided, that in no event shall an NSO granted to a Participant who is subject to Section 16 of the Exchange Act be exercisable earlier than six (6) months from the Award Date.

      6.04 Other Option Provisions. The form of NSO authorized by the Plan may contain such other provisions as the Committee may from time to time determine.

  7.  Terms and Conditions of Incentive Stock Options

      Subject to the terms of the Plan, the Committee, in its discretion, may award an ISO to any employee Participant. Each ISO shall be evidenced by an agreement, in such form as is approved by the Committee, and except as otherwise provided by the Committee, each ISO shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as the Committee may deem appropriate:

      7.01 Option Period. Each ISO will expire as of the earliest of:

           (i)    the date on which it is forfeited under the provisions of
                  Section 11.1;

           (ii)   ten (10) years from the Award Date, except as set forth in
                  Section 7.02 below;

           (iii) immediately upon the Participant's termination of employment with the Company and any parent and Subsidiary of the Company for cause;

           (iv) three (3) months after the Participant's termination of employment with the Company and any parent and Subsidiary of the Company for any reason other than for cause or death or total and permanent disability;

           (v) twelve (12) months after the Participant's death or total and permanent disability; or

           (vi) any other date (within the limits of the Code) specified by the Committee when the ISO is granted.

Notwithstanding the foregoing provisions granting discretion to the Committee to determine the terms and conditions of ISOs, such terms and conditions shall meet the requirements set forth in Section 422 of the Code or any successor thereto.

      7.02 Option Price and Expiration. The Option Price of any ISO shall be determined by the Committee at the time an ISO is granted, and shall be no less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the ISO on the Award Date; provided, however, that if an ISO is granted to a Participant who, immediately before the grant of the ISO, beneficially owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations, the Option Price shall be at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock subject to the ISO on the Award Date and in such cases, the exercise period specified in the Option agreement shall not exceed five (5) years from the Award Date.

      7.03 Vesting. Unless otherwise determined by the Committee and set forth in the Award agreement, ISO Awards shall vest in accordance with Section 11.1; provided that in no event shall an ISO granted to a Participant who is subject to Section 16 of the Exchange Act be exercisable earlier than six (6) months from the Award Date.

      7.04 Other Option Provisions. The form of ISO authorized by the Plan may contain such other provisions as the Committee may, from time to time, determine; provided, however, that such other provisions may not be inconsistent with any requirements imposed on incentive stock options under Code Section 422 and related Treasury regulations.

  8.  Terms and Conditions of Restricted Stock Awards.

      Subject to the terms of the Plan, the Committee, in its discretion, may award Restricted Stock to any Participant at no additional cost to the Participant. Each Restricted Stock Award shall be evidenced by an agreement, in such form as is approved by the Committee, and all shares of Common Stock awarded to Participants under the Plan as Restricted Stock shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as the Committee shall deem appropriate:

      (a) Restricted Period. Shares of Restricted Stock awarded under this
          Section 8 may not be sold, assigned, transferred, pledged or otherwise encumbered before they vest.

      (b) Vesting. Restricted Stock Awards under this Section 8 shall vest in accordance with Section 11.2.

      (c) Certificate Legend. Each certificate issued in respect of shares of Restricted Stock awarded under this Section 8 shall be registered in the name of the Participant and shall bear the following (or a similar) legend until such shares have vested:

              "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) relating to Restricted Stock contained in
              Section 8 of the Market Facts, Inc. 1996 Stock Plan and an Agreement entered into between the registered owner and Market Facts, Inc. Copies of such Plan and Agreement are on file at the principal office of Market Facts, Inc."

  9.  Terms and Conditions of Stock Appreciation Rights.

      The Committee may, in its discretion, grant an SAR to any Participant under the Plan. Each SAR shall be evidenced by an agreement between the Company and the Participant, and may relate to and be associated with all or any part of a specific ISO or NSO. An SAR shall entitle the Participant to whom it is granted the right, as long as such SAR is exercisable and subject to such limitations as the Committee shall have imposed, to surrender any then exercisable portion of his SAR and, if applicable, the related ISO or NSO, in whole or in part, and receive from the Company in exchange, without any payment of cash (except for applicable employee withholding taxes), that number of shares of Common Stock having an aggregate Fair Market Value on the date of surrender equal to the product of (i) the excess of the Fair Market Value of a share of Common Stock on the date of surrender over the Fair Market Value of the Common Stock on the date the SARs were issued, or, if the SARs are related to an ISO or an NSO, the per share Option Price under such ISO or NSO on the Award Date, and (ii) the number of shares of Common Stock subject to such SAR, and, if applicable, the related ISO or NSO or portion thereof which is surrendered.

      An SAR granted in conjunction with an ISO or NSO shall terminate on the same date as the related ISO or NSO and shall be exercisable only if the Fair Market Value of a share of Common Stock exceeds the Option Price for the related ISO or NSO, and then shall be exercisable to the extent, and only to the extent, that the related ISO or NSO is exercisable. The Committee may at the time of granting any SAR add such additional conditions and limitations to the SAR as it shall deem advisable, including, but not limited to, limitations on the period or periods within which the SAR shall be exercisable and the maximum amount of appreciation to be recognized with regard to such SAR. If a Participant is subject to Section 16(a) and Section 16(b) of the Exchange Act, the Committee may at any time add such additional conditions and limitations to such SAR which, in its discretion, the Committee deems necessary or desirable to comply with such Section 16(a) or Section 16(b) and the rules and regulations issued thereunder, or to obtain any exemption therefrom. Any ISO or NSO or portion thereof which is surrendered with an SAR shall no longer be exercisable. An SAR that is not granted in conjunction with an ISO or NSO shall terminate on such date as is specified by the Committee in the SAR agreement and shall vest in accordance with Section 11.2. The Committee, in its sole discretion, may allow the Company to settle all or part of the Company's obligation arising out of the exercise of an SAR by the payment of cash equal to the aggregate Fair Market Value of the shares of Common Stock which the Company would otherwise be obligated to deliver.

  10. Manner of Exercise of Options.

      To exercise an Option in whole or in part, a Participant (or, after his death, his executor or administrator) must give written notice to the Committee, stating the number of shares with respect to which he intends to exercise the Option. The Company will issue the shares with respect to which the Option is exercised upon payment in full of the Option Price. The Committee may permit the Option Price to be paid in cash or shares of Common Stock held by the Participant having an aggregate Fair Market Value, as determined on the date of delivery, equal to the Option Price. The Committee may also permit the Option Price to be paid by any other method permitted by law, including by delivery to the Committee from the Participant of an election directing the Company to withhold the number of shares of Common Stock from the Common Stock otherwise due upon exercise of the Option having an aggregate Fair Market Value on that date equal to the Option Price. If a Participant pays the Option Price with shares of Common Stock which were received by the Participant upon exercise of one or more ISOs, and such Common Stock has not been held by the Participant for at least the greater of:

      (a)  two (2) years from the date the ISOs were granted; or

      (b) one (1) year after the transfer of the shares of Common Stock to the Participant;

the use of the shares shall constitute a disqualifying disposition and the ISO underlying the shares used to pay the Option Price shall no longer satisfy all of the requirements of Code Section 422.

  11. Vesting.

      11.1 Options. A Participant may not exercise an Option until it has become vested. The portion of an Award of Options that is vested depends upon the period that has elapsed since the Award Date. The following schedule applies to any Award of Options under this Plan unless the Committee establishes a different vesting schedule on the Award Date:

             -----------------------------------------------------
             Number of Years Since Award Date    Vested Percentage
             -----------------------------------------------------
             Fewer than one                            None
             -----------------------------------------------------
             One but fewer than two                     20%
             -----------------------------------------------------
             Two but fewer than three                   40%
             -----------------------------------------------------
             Three but fewer than four                  60%
             -----------------------------------------------------
             Four but fewer than five                   80%
             -----------------------------------------------------
             Five or more                              100%
             -----------------------------------------------------

      If a Participant's employment with the Company or service on the Board is terminated due to: (i) retirement on or after his sixty-fifth (65th) birthday;
(ii) retirement on or after his fifty-fifth (55th) birthday with consent of the Company; (iii) retirement at any age on account of total and permanent disability as determined by the Company; (iv) death; or (v) a change in control of the Company (as determined by the Committee), the Committee may, in its discretion, accelerate vesting. Unless the Committee otherwise provides in the Award agreement, if a Participant's employment with or service to the Company terminates for any other reason, any Awards that are not yet vested are forfeited. A transfer from the Company to a Subsidiary or affiliate, or vice versa, is not a termination of employment for purposes of this Plan.

      11.2 Restricted Stock and SARs. The Committee shall establish the vesting schedule to apply to any Award of Restricted Stock or SAR that is not associated with an ISO or NSO granted under the Plan to a Participant, and in the absence of such a vesting schedule, such Award shall vest according to the vesting schedule set forth in Section 11.1. In no event, however, will a SAR or Restricted Stock Award granted to a Participant who is subject to Section 16 of the Exchange Act be exercisable until at least six (6) months from its Award Date.

      If a Participant's employment with the Company or service on the Board is terminated due to: (i) retirement on or after his sixty-fifth (65th) birthday;
(ii) retirement on or after his fifty-fifth (55th) birthday with consent of the Company; (iii) retirement at any age on account of total and permanent disability as determined by the Company; (iv) death; or (v) a change in control of the Company (as determined by the Committee), the Committee may, in its discretion, accelerate vesting. Unless the Committee otherwise provides in the Award agreement, if a Participant's employment with or service to the Company is terminated for any other reason, any Awards that are not yet vested are forfeited. A transfer from the Company to a Subsidiary or affiliate, or vice versa, is not a termination of employment for purposes of this Plan.

  12. Adjustments to Reflect Changes in Capital Structure.

      If there is any change in the corporate structure or shares of the Company, the Committee may make any adjustments necessary to prevent accretion, or to protect against dilution, in the number and kind of shares authorized by the Plan and, with respect to outstanding Awards, in the number and kind of shares covered thereby and in the applicable Option Price. For the purpose of this Section 12, a change in the corporate structure or shares of the Company includes, without limitation, any change resulting from a recapitalization, stock split, stock dividend, consolidation, rights offering, separation, reorganization, or liquidation and any transaction in which shares of Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or another corporation.

  13. Nontransferability of Awards.

      ISOs are not transferable, voluntarily or involuntarily, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code. During a Participant's lifetime, his ISOs may be exercised only by him. All other Awards granted pursuant to this Plan are transferable by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code, or in the Committee's discretion after vesting.

  14. Rights as Stockholder.

      No Common Stock may be delivered upon the exercise of any Option until full payment has been made. A Participant has no rights whatsoever as a stockholder with respect to any shares covered by an Option until the date of the issuance of a stock certificate for the shares.

  15. Withholding Tax.

      The Committee may, in its discretion and subject to such rules as it may adopt, permit or require a Participant to pay all or a portion of the federal, state and local taxes, including FICA and Medicare withholding tax, arising in connection with any Awards by (i) having the Company withhold shares of Common Stock, (ii) tendering back shares of Common Stock received in connection with such Award or (iii) delivering other previously acquired shares of Common Stock having a Fair Market Value approximately equal to the amount to be withheld.

  16. No Right to Employment.

      Participation in the Plan will not give any Participant a right to be retained as an employee or director of the Company or its parent or Subsidiaries, or any right or claim to any benefit under the Plan, unless the right or claim has specifically accrued under the Plan.

  17. Amendment of the Plan.

      The Board of Directors may from time to time amend or revise the terms of this Plan in whole or in part and may, without limitation, adopt any amendment deemed necessary; provided, however, that no change in any Award previously granted to a Participant may be made that would impair the rights of the Participant without the Participant's consent.

  18. Stockholder Approval.

      Operation of the Plan shall be subject to approval by the stockholders of the Company within twelve months before or after the date the Plan is adopted by the Board of Directors. If such stockholder approval is obtained at a duly held stockholders' meeting, it may be obtained by the affirmative vote of the holders of a majority of the shares of the Company present at the meeting or represented and entitled to vote thereon. The approval of such stockholders of the Company shall be solicited substantially in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

  19. Conditions Upon Issuance of Shares.

      An Option shall not be exercisable and a share of Common Stock shall not be issued pursuant to the exercise of an Option, and Restricted Stock shall not be awarded until such time as the Plan has been approved by the stockholders of the Company and unless the award of Restricted Stock, exercise of such Option and the issuance and delivery of such share pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or national securities association upon which the shares of Common Stock may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

      As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

  20. Effective Date and Termination of Plan.

      20.01 Effective Date. This Plan is effective as of the date of its adoption by the Board of Directors; provided, however, that the Plan and any Awards granted hereunder shall be null and void if shareholder approval is not obtained within twelve months of the date of such adoption.

      20.02 Termination of the Plan. The Plan will terminate ten (10) years after the date it is approved by the Board of Directors; provided, however, that the Board of Directors may terminate the Plan at any time prior thereto with respect to any shares that are not then subject to Awards. Termination of the Plan will not affect the rights and obligations of any Participant with respect to Awards granted before termination.

PRELIMINARY PROXY MATERIAL


                               MARKET FACTS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held April 28, 1997

The undersigned hereby constitutes and appoints VERNE B. CHURCHILL, THOMAS H. PAYNE, and WESLEY S. WALTON, or any one or more of them, Proxies, with full power of substitution, to vote for the undersigned the shares of Common Stock of MARKET FACTS, INC., registered in the name of the undersigned at the Annual Meeting of Stockholders of said corporation to be held on April 28, 1997, and at any and all adjournments thereof, upon the following matters more fully described in the Proxy Statement:

     (1) FOR ( ) VOTE WITHHELD FROM ( ) the election as Directors of VERNE B. CHURCHILL, KAREN E. PREDOW, and JACK R. WENTWORTH.

 To withhold authority to vote for any individual nominee strike a line through the nominee's name above.

     (2) FOR (   )  VOTE WITHHELD FROM (   )  ABSTAIN FROM VOTING ON (   )
         approval of the Market Facts, Inc. 1996 Stock Plan.

     (3) FOR ( ) VOTE WITHHELD FROM ( ) ABSTAIN FROM VOTING ON ( ) approval of the amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of common stock to Fifteen Million (15,000,000).

     (4) In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED, OR THE VOTE WILL BE WITHHELD, IN ACCORDANCE WITH ANY SPECIFICATION MADE HEREIN. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE ABOVE DIRECTORS, "FOR" APPROVAL OF THE MARKET FACTS, INC. 1996 STOCK PLAN AND "FOR" APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION.
                                                       -------------------------
                                                       PLEASE SIGN ON OTHER SIDE
                                                       -------------------------


                          (CONTINUED FROM OTHER SIDE)

Receipt of the Annual Report of the Company and of the Notice of Annual Meeting of Stockholders and the Proxy Statement dated March 25, 1997 is hereby acknowledged.

The powers hereby granted may be exercised by a majority of said proxies or their substitute or substitutes present and acting at said Annual Meeting or any adjournment thereof or, if only one be present and acting, then by that one. The undersigned hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting.

                                         PROXY SOLICITED ON BEHALF
                                         OF THE BOARD OF DIRECTORS.

                                         PLEASE SIGN HERE:

  STOCKHOLDER:_____________________      _____________________________(SEAL)
  NO. OF SHARES:___________________      _____________________________(SEAL)
                                         Dated and Signed_____________, 1997

                                         The signature to this proxy should
                                         conform to the name as shown. Stock
                                         registered jointly must be signed by
                                         all parties in whose name such stock is
                                         registered. When signing as attorney,
                                         executor, administrator, trustee or
                                         guardian, give your title as such. If
                                         signer is a corporation, please sign
                                         full corporate name by authorized
                                         officer.